Net1 reiterates its support for financial inclusion following Minister’s media release

Media release: Johannesburg, 11 September 2014

Following today’s media release by the Minister of Social Development (a copy of which is included below), Net1 (Nasdaq: UEPS; JSE: NT1) stands by and reiterates the facts stated in its media release dated 10 September. Net1 specifically and emphatically denies that its subsidiary, Cash Paymaster Services (“CPS”) has made unlawful, illegal and/or unauthorised deductions on the bank accounts of South African Social Security Agency (“SASSA”) grant recipients. CPS remains committed to assist the government in eradicating any illegal or unauthorized deductions that are made by third parties on beneficiaries’ bank accounts and confirms that none of the financial services provided by the Net1 group contravenes any South African laws or regulations.

“MEDIA STATEMENT BY THE MINISTER OF SOCIAL DEVELOPMENT, MS BATHABILE DLAMINI, MP ON THE OCCASION OF THE MEDIA BRIEFING ON UNAUTHORISED DEDUCTIONS

Thursday, 11 September 2014

Media Statement

Director-General of Social Development, Mr Coceko Pakade,
Special Advisor, Mr Zane Dangor,
Members of the Ministerial Task Team,
Senior Managers of Social Development and SASSA,
Ladies and gentlemen of the media,

Good Morning.

When we designed the new payment system for social grants, our intention was to ensure that the poor and vulnerable in our society access their constitutional entitlements with dignity.

The new payment system sought to facilitate financial inclusion so that social grant recipients had access to bank accounts that would allow them to access their funds safely within the framework of the financial infrastructure that all of us enjoy.

It was also our intention that through banking the poor, we would reduce their vulnerability from the greed of money lenders or omashonisa who charged exorbitant interest rates. The new system was also geared towards closing the leakages associated with the old cash-based payment system and rooting out fraud and corruption.

While we have made significant gains in all of these areas, it became clear that the entrance of the SASSA payment card into the open loop banking system provided for a new frontier of exploitation of the most vulnerable members of our society.

In my Budget Vote speech to Parliament in July this year, I indicated that I had received many complaints from beneficiaries about deductions that they had not authorised. These include loan repayments, prescribed debt, multiple funeral schemes, advance electricity and airtime, often without their knowledge or consent. Our investigation found cases of multiple deductions involving Old Age Grant. In one case, a beneficiary’s account was debited for “airtime” by different network companies.

I want to take this opportunity to reiterate that Government does not provide any loans or extend credit to grant beneficiaries through the SASSA card. Also, Government does not endorse or support any financial services products such as short and long term insurance, funeral schemes or cellphone airtime.

Ladies and gentlemen, this growing national phenomenon of unlawful and immoral debit deductions is unacceptable in the sense that while some of these deductions may be technically legal, they remain immoral as they serve to rob the poor from the resources that we as South Africans provide for them, to meet their basic needs. Worse still, the money lenders do not even carry out appropriate risk and affordability checks as required by law. This exacerbates their vulnerability and in turn drives borrowers into a vicious cycle of never-ending debts.

Based on the growing number of complaints from social grant recipients made directly to me and those submitted to NGOs, I appointed a Ministerial Task Team (MTT) in February 2014. The Team is made up of representatives of Black Sash, the Association for Community Advice Offices in South Africa (ACAOSA), other civil society partners, DSD and SASSA. It was mandated to explore the nature of the deductions, provide recommendations to stop them, and ways to ensure that grant recipients had access to appropriate recourse.

I must at this point also indicate that I recently received an enquiry from the Public Protector on this matter.

On August 27 2014 the Ministerial Task Team (MTT) submitted a report to me with their findings and recommendations.

The following issues emerge from the report: Since 2012 when the contract to pay social grants, was awarded to Cash Paymaster Services (CPS), a wholly owned NET 1 subsidiary, the rate of debit deductions from grant beneficiaries appeared to increase significantly. These deductions were made from SASSA-branded Grindrod bank accounts into which the social grants are paid.

The Team found evidence of other financial institutions that may be linked to Net 1 holdings which is a holding company of CPS that offer financial products including micro-loans to grant beneficiaries.

The deductions associated with these products are then deducted via EFT payment system within the national payment system.

These practices are in contravention of the Social Assistance Act, Regulations of the Social Assistance Act and the SASSA Act.

The legislation allows for the social grants not be burdened or ceded and allows for one deduction not exceeding 10 percent for funeral insurance only. Furthermore, the contract compels CPS to protect the confidential information of grant beneficiaries, including biometric data gathered during re-registration in 2012.

It appears that loan repayments are pre-loaded before the social grant amount is transferred into the bank account of the beneficiary. Also, access to grant beneficiaries’ confidential data - including identity numbers, bank account and contact details, biometric data, appear to fuel the marketing and sale of financial products including loans, the Umoya Manje products of advance airtime and electricity coupons.

What is more alarming is that civil society brought to the attention of the MTT that even debit deductions were made for the purchasing of water, which is a free basic service. Emerging evidence from the case studies presented during the MTT working sessions revealed that “Big Sharks in suits are now in the tank” with almost unrestricted access to funds in the bank accounts of grant beneficiaries.

They loan money to the poor specifically those with debt problems and those who have never applied for loan before. This is in opposition to one of the intended outcomes of the new payment system which was to protect social grant recipients from the predatory practises of loan sharks and other illegal acts of lending money.

Many social grant beneficiaries have struggled, with very little success to secure recourse. Disputes lodged with the bank and the service provider take months to resolve. Debit deductions for loans are in most instances disputed by CPS officials. They often claim that loans were granted using biometric data. Also, promises to refund deducted amounts are often not kept and many beneficiaries are kept waiting for their money.

The refunds exclude interest or service fees and the additional bank charges. Seeking recourse appears particularly challenging and expensive for those living in rural areas. Besides having to fork out additional transport fees to get to their nearest service point to lodge a complaint, there are airtime costs associated with calling what is supposed to be a Toll Free number.

Many grant recipients resort to seeking the help of their local advice office or community based organisation or just give up. All social grants are paid into banks accounts. Ten million bank accounts service 16 million beneficiaries, these accounts are at risk as ‘ambush’ marketing and fraudulent sales is on the increase.

Currently, these accounts appear to have little security, fraud or risk protection against these acts of illegal money lending practices. It is of great concern to me that these deductions are eroding the gains made by our democratic government over the past 20 years in term of the progressive realisation of social security and its impact on reducing poverty and inequality. The impact of the deductions has seriously compromised the dignity of grant beneficiaries. It continues to fuel indebtedness which reduces the quality of life of the poor.

The social assistance grants provide poor households with the means to meet their basic needs, especially food and we cannot allow these solidarity funds to be eroded to enrich a few unscrupulous business people. We need to restore the confidence in the social grant payment system.

As the responsible Minister, I accept all the recommendations made by the MTT, some of which are detailed below. The Ministry of Social Development, the affected government departments and civil society will work together to realise the following:

•           design and implementation of a SASSA-owned and controlled recourse system in place to ensure that unlawful and immoral debit deductions are stopped and refunded with interest and bank changes, and where necessary backdated to 2012.

•           SASSA and DSD will ensure that CPS, which according to the Constitutional Court judgment is performing a state function through the payment of social grants, complies with all the relevant legislation and regulations. This will include measures that will restrict third party creditor access to the social grant bank account

•           the payment systems must be designed in such a manner that social grant beneficiaries’ bank accounts are off limits to creditors.

•           DSD and SASSA block and reverse with immediate effect any debit deductions for Umoya Manje services, loans and any other financial service providers other than legal 26A deductions.

•           DSD, South African Reserve Bank, the Competition Commission and the National Treasury, need to scrutinise the imminent Grindrod Bank/ Bidvest sale and intervene decisively if necessary, to protect the 10 million social grant beneficiaries’ bank accounts from further unlawful and immoral debit deductions and abuse of their confidential information.

•           We will engage with the South African Reserve Bank to issue a Directive in terms of Section 12 of the National Payment System Act, in the public interest, to protect the SASSA bank accounts and confidential information of grant recipients.

•           DSD will strengthen the Social Assistance Act Regulations, and related legislation to stop the use of social grants as collateral for loans and hold reckless lenders to account. DSD and SASSA as the mandate carriers for social security will work collaboratively with the Department of Trade and Industry, the National Credit Regulator, and other government departments and public entities, to enforce the changed legislation.

•           We will also move speedily to establish the Inspectorate for Social Assistance as envisaged in the Social Assistance Act of 2004.

The Ministerial Task Team will continue to monitor and ensure the implementation of the recommendations by the respective parties and to report periodically on progress against targets. As Government we have both a legislative and moral duty to take action against those who feed ruthlessly on the vulnerability of the poor.

I thank you.”

About Net 1 (www.net1.com)

Net 1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment.

Net 1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification. Net 1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net 1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the Nasdaq and a secondary listing on the Johannesburg Stock Exchange.

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